THE FBR FUNDS

SERVICE AND DISTRIBUTION PLAN

FOR CLASS R SHARES

Introduction:  It has been determined that the Funds set forth on Schedule A hereto, which are each series of The FBR Funds (the “Trust”), will pay for certain costs and expenses incurred in connection with the distribution and servicing of shareholders of the Class R shares of the Funds, and hereby adopt this Service and Distribution Plan for Class R Shares (the “Plan”) as set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) with respect to Class R shares.

The Board of Trustees, in considering whether the Funds should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes.

In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and the shareholders of  the Class R shares.

The Plan:  The material aspects of the financing by the Funds of their service and distribution expenses of the Class R shares are as follows:

The Funds will compensate the Distributor for services provided and expenses incurred in connection with the distribution and marketing of Class R shares of each Fund and servicing of shareholders of such share class.  Distribution and servicing costs and expenses may include: (a) costs of printing and distributing a Fund’s prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to a Fund; (c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments to persons who provide support services in connection with the distribution of a Fund’s shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by a Fund’s transfer agent; (e) accruals for interest on the amount of the foregoing expenses that exceed the distribution fee; (f) the sale of a Fund’s shares, including, without limitation, payments to salesmen and selling dealers who have entered into selected dealer agreements with the Distributor, at the time of the sale of shares, if applicable, and continuing fees to each such salesmen and selling dealers, which fee shall begin to accrue immediately after the sale of such shares; (g) costs related to account maintenance and personal service provided to shareholders; (h) costs attributable to activities related to retirement plan programs and the sponsors of such retirement plan programs which invest in the Funds; (i) costs attributable to activities related to administrators of retirement plan programs, including recordkeeping and other similar administrative support services provided to participants in retirement plan programs which invest in the Funds; and (j) costs attributable to the support of retirement plan programs including educational and other related information services provided to retirement plans and their participants which invest in the Funds.

Subject to the limitations of applicable law and regulation, including rules of the Financial Industry Regulatory Authority (“FINRA”), the Distributor will be compensated monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.50% of the average daily net assets of the Class R shares of the Funds, provided however, that up to 0.25% of such amount may be used as a “service fee” as defined in applicable rules of FINRA.

1.                  For the purposes of determining the fees payable under the Plan, the average daily net asset value of a Fund’s shares shall be computed in the manner specified in the Declaration of Trust of the Funds and the current Prospectus of the Funds for the computation of the value of a Fund’s net asset value per share.

2.                  The Plan will become effective upon approval by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the “Plan Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, or upon such later date as the Trustees determine.

3.                  The Plan shall continue with respect to the Class R shares of the Funds for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically with respect to such class of shares for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Plan Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

4.                  The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Class R shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 3 hereof.

5.                  The Plan is terminable without penalty at any time by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of the Class R shares of the Funds.

6.                  Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

7.                  While the Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Funds shall be committed to the discretion of the Trustees who are not “interested persons”.

8.                  The Funds shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan or such agreement or report, the first two years in an easily accessible place.

SCHEDULE A

FBR Pegasus Fund

FBR Pegasus Mid Cap Fund

FBR Pegasus Small Cap Fund

FBR Large Cap Financial Fund

FBR Small Cap Financial Fund

FBR Large Cap Technology Fund

FBR Small Cap Technology Fund

FBR Focus Fund

FBR Gas Utility Index Fund